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Exhibit 99.6

CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

October 20, 2009

Ladies and Gentlemen:

        Reference is made to our opinion, dated October 20, 2009, addressed to Liberty Media Corporation regarding certain tax matters, delivered in connection with the split-off of Liberty Entertainment, Inc. ("LEI") and the contribution by Mr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust and The Evan D. Malone Trust (the "Malones") of the Series B LEI common stock held by the Malones in exchange for Class B common stock of DIRECTV ("Holdings"), a newly formed and direct wholly-owned subsidiary of The DirecTV Group, Inc. followed by the merger of DTVG Two, Inc., a newly formed and direct subsidiary of Holdings, within and into LEI, with LEI surviving as a direct wholly-owned subsidiary of Holdings (the "Tax Opinion").

        We hereby consent to the filing of such Tax Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by Holdings on June 8, 2009, as amended through the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

                      Very truly yours,

                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                      Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 99.6
CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP